EXHIBIT 10.31

March 20, 2000



Mr. Lawrence Burk
netcruise.com, inc.
2401 Morris Avenue
Union, NJ 07083
Via fax: 908-810-8769

Dear Larry,

Thank you for your letter of March 16, 2000. We very much look forward to becoming an integral part of your marketing team.

We recognize your need to conserve cash during this start-up phase, but we must balance our need for operating capital as well. Therefore, as we discussed, we will accept the stock proposal as outlined and have modified its cash component.

Please note the following:

Stock Arrangement: The equity component of the compensation package will consist of the following warrants to purchase restricted shares of common stock of netcruise.com, inc. to be earned per month for the initial 12 months of services provided by Wordsmith Communications Group, Inc.: a warrant to purchase 2500 shares at $4.00 per share; a warrant to purchase 2500 shares at $6.60 per share; and a warrant to purchase 2500 shares at $10.00 share, up to a maximum of 30,000 shares at each exercise price for the entire initial 12 months period. The Warrants do not have a cashless exercise provision, however the shares underlying the warrants will be registered by netcruise.com, Inc. on a Form S-8 to be filed with the Securities and Exchange Commission no later than July 31, 2000. Upon termination of employment only those warrants earned up to the effective date of termination will be due to Wordsmith Communications Group, Inc.

Retainer: The monthly fee to retain Wordsmith Communications will be $6,000.00, which is less than half of the $12,500.00 fee proposed on February 24. The retainer would be payable in advance every three months ($18,000), which still provides considerable marketing support for a small cash outlay. This retainer includes all creative concept development, copywriting, copyediting and proofreading services, as well as project management services for all projects in which Wordsmith is involved. Specific expenses such as graphic design, printing, mailing, postage, original or stock photographic and out-of-pocket (messenger, overnight, travel, etc.) are not included in the retainer and would be billed separately as additional expenses.

In addition to our agency activities, either Doug Idleman or I would be available for marketing team meetings on an average of once a week. The workflow will be managed according to the following suggested activities. This list will be adjusted and amended as we move forward:

April Activities


 Develop detailed marketing plan for next 12 months.
 Develop plan for creating and producing all new materials.
 Establish marketing budget and time an events schedule.
 Design and produce prospect brochure.
 Create list of key media sources and contacts, including print, radio and television, and segment into tiers based on placement importance.
 Define and establish press release logistics,  including  review  process, to ensure  timely and accurate issuance of press releases.
Research and procure high quality mailing and telemarketing lists.

May Activities

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 Design and create multilevel DMDR campaign.
 Write and produce mailing packages.
 Test the elements using a small sample and modify based on results.
 Evolve the DMDR package to a control group against which new campaigns can be measured.
 Develop generic Q&As about netcruise.com, as well as associated with individual announcements, articles or other media initiatives.

June Activities

Design and produce DM insert for American Teacher magazine.
Create a print ad campaign targeted to specific markets, such as teachers, small business owners, senior, etc.
Develop generic media kit containing background information on netcruise.com, including fact sheets about the company, it's online service and its product line.

Ongoing Services

Manage all phases of printing, production and mailing.
Proactively identify and provide assistance in assessing the potential newsworthiness of company announcements, plans, personnel changes and other proposed press stories.
Write and manage dissemination of all general  press  releases,  prepared articles,  media  kits  and  other materials, as appropriate.
Arrange for and deliver media training and/or  counseling,  as  appropriate, to design company spokespersons prior to media interviews and inquiries. Respond, as appropriate, to media inquiries regarding netcruise.com and its announcements.
Analyze media coverage to identify potential industry trends or follow-up article opportunities.

         With your concurrence of this proposal, you will benefit from the experience of the Wordsmith team, headed jointly by Doug and me. We can begin support immediately.

         We are looking forward to an opportunity to work with you and your company. If you have any questions or require additional information, please don't hesitate to call me or Doug on 973-989-1212.

         Sincerely yours,


         /s/
         Don Jay Smith
         President

         cc:  D. Idleman

                                                              Accepted by:

                                                              /s/______________
                                                             netcruise.com, inc.